CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-150620 and Registration Statement No. 333-150621 on Form N-2 of our reports dated May 27, 2008, relating to the financial statements of Hatteras Multi-Strategy Institutional Fund, L.P. and Hatteras Master Fund, L.P., and the consolidated financial statements of Hatteras Multi-Strategy TEI Institutional Fund, L.P. and Hatteras Multi-Strategy Offshore Institutional Fund, LDC, all appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus and “Committees” and "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

August 28, 2008